Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q2 2015 Big Lots Inc Earnings Call EVENT DATE/TIME: AUGUST 28, 2015 / 12:00PM GMT

OVERVIEW:
BIG reported 2Q15 net sales from continuing operations of $1.21b and adjusted income from continuing operations of $20.4m or $0.40 per diluted share. Expects full-year 2015 adjusted diluted EPS from continuing operations to be $2.90-3.00. Expects 3Q15 results from continuing operations to be in range of loss of $0.04 to income of $0.01 per diluted share and 4Q15 diluted EPS from continuing operations to be $1.95-2.00.

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots, Inc. - VP, IR
David Campisi Big Lots, Inc. - President & CEO
Tim Johnson Big Lots, Inc. - EVP, CAO & CFO

CONFERENCE CALL PARTICIPANTS
Anthony Chukumba BB&T Capital Markets - Analyst
Brad Thomas KeyBanc Capital Markets - Analyst
Patrick McKeever MKM Partners - Analyst
Peter Keith Piper Jaffray - Analyst
Paul Trussell Deutsche Bank - Analyst
Meredith Adler Barclays Capital - Analyst
David Mann Johnson Rice - Analyst
Jeff Stein Northcoast Research - Analyst
Matthew Boss JPMorgan Chase - Analyst
Joe Feldman Telsey Advisory Group - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots second quarter 2015 teleconference. This call is being recorded. (Operator Instructions). At this time, I would like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations. Please go ahead.

Andy Regrut - Big Lots, Inc. - VP, IR

Thanks, Chris and thank you, everyone, for joining us for our second quarter conference call. With me here today in Columbus are David Campisi, our CEO and President and Tim Johnson, Executive Vice President, Chief Administrative Officer and Chief Financial Officer.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

All commentary today is focused on adjusted non-GAAP results from continuing operations. For the second quarter of fiscal 2015, this excludes a non-recurring after-tax expense of $2.7 million, or $0.05 per diluted share, associated with a merchandise-related legal contingency. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

This morning, David will start the call with a few opening comments. TJ will review the financial highlights from the quarter and the outlook for fiscal 2015 and David will complete our prepared remarks before taking your questions. So with that, I'll turn the call over to David.

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

David Campisi - Big Lots, Inc. - President & CEO

Thanks, Andy and good morning, everyone. I am pleased with our second quarter results. Despite unseasonable weather conditions, Q2 comps increased 2.8%, which is on top of a 1.7% increase for the same period last year. This represents the sixth consecutive quarter of comp store sales growth, something BIG hasn't accomplished since 2006 and 2007. Jennifer continues to respond positively to our strategic improvements in merchandising, marketing and in-store execution. Healthy comps and consistent execution across all aspects of our business enabled us to exceed earnings expectations for Q2.

From a merchandising perspective, the four key categories central to our SPP once again showed the largest amount of comp growth. In Q2, however, this growth was more evenly distributed across our winnable, ownable businesses. In days gone by, BIG was more susceptible to the disruptive weather patterns derailing quarterly results. Furniture was a top performer in Q2, up high single digits as Mattresses and Upholstery posted the strongest results. The entire Furniture team did a great job comping the comp with consistent performance throughout the quarter, highlighted by great execution during the highly successful Friends & Family event, and Easy Leasing continues to be an important driver in the business. With a mid-single digit lift continuing, now we are in the second year of the program.

Soft home was also up high single digits with strength in Bath, Area Rugs, Utility and Fashion Bedding. Martha, Kevin, and the team continue to improve our merchandise assortments through the disciplines of QBFV and Jennifer continues to respond positively to the new choices with harmonized color pallets and design elements throughout the store.

Food Prep and Tabletop, two additional areas benefiting from QBFV, also posted strong gains in the quarter. The Food category was up high single digits on top of high single digits last year. Again, we are comping the comp. Great job by Trey, Mike, and the team for the quick actions taken at the end of Q1 to refocus the assortment and drive growth in Q2. Beverages, Candy, Snacks, and Specialty Foods were good performers in the quarter, along with the completion of our cooler rollout, which drove comp growth in DSD product.

And finally, Consumables, up low single digits. This business has been steady and consistently good for nearly two years with Household Chemicals, Pet and Housekeeping performing best once again this quarter. Trey, Steven, and the team have remained focused on providing Jennifer great value and branded product, both national brands and our own developed brands.

Our Lawn and Garden and Summer businesses both increased in the low single digits for Q2. I view this as quite a win for our business given the weather challenges in May and June. It speaks directly to the strength of our strategy, not to mention an excellent merchant team. Michelle, Steve, and the team continue to do a nice job with the difficult task of wearing two hats, balancing areas of the Seasonal category that are amplified like Lawn and Garden and Summer, with areas that have been deemphasized like our Toy business. Seasonal is a key differentiator and a very important part of BIG's strategy in the back half of the year. Electronics and Hard Home, both deemphasized categories, were down to last year, but each experienced improving trends from Q1 to Q2.

In some instances, these businesses have been front runners in making transformational changes in our Company. For instance, moving towards scan-based trading agreements with key suppliers. From a marketing perspective, we fully launched our ad campaign, Shop Big Lots First, with television, online videos, and in-store reminders encouraging Jennifer to start her shopping at BIG.

We also continued to expand our presence online and in social media now with nearly 1.8 million Facebook fans and almost 100,000 Twitter followers and over 8 million YouTube views, Quite a change in less than two years, and our stores organization continues to make excellent progress on improving the shopping experience for Jennifer through our Store Revolution. Nearly all stores are certified in Dock-to-Stock processes and the automated labor scheduling system is approaching the final stages of going live. Nick, Lisa and their teams, along with HR from a training perspective, continue to work extremely well with the field organization to manage through a successful implementation.

We've recently introduced new reporting and metrics to assist the stores' performance. We've also added new ways to solicit feedback from Jennifer on her shopping experience with the introduction of mystery shops and receipt surveys. The teams are now focused on the rollout of Furniture selling training, which is scheduled to be completed by mid-October.

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

But we are far from done. We are at "the beginning of the beginning" and the Store Revolution will be a game-changer for the long-term fitness of our business. The three legged stool of Merchandising, Marketing and Stores continues to work very well together and Jennifers everywhere are noticing the improvements in her Big Lots. In fact, earlier in the month of August, BIG was recognized as one of the top 20 most powerful retail brands for back-to-school. Another impressive accomplishment for our team and the Company.

Before I turn the call over to TJ, I want to recognize the team's hard work in one other area. Last month, we hosted a supplier conference in Shanghai for our Asian-based suppliers. The entire Global Sourcing and logistics teams did a terrific job of planning and executing the event. We are in the early stages of making a number of meaningful changes in how we work with the supplier community, all with the common goal of improving the quality, brand, fashion and value of the products we sell in our stores. And with that, I'll turn the call over to TJ for more insight on the numbers.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Thanks, David and good morning, everyone. Net sales from continuing operations for the second quarter of fiscal 2015 were $1.21 billion, an increase of 1.2% compared with last year. Comparable store sales for stores open at least 15 months increased 2.8%, which compares to our guidance of plus 2% to plus 3%. We are pleased to report our sixth consecutive quarter of positive comps. It represents an acceleration from the 1.6% increase we reported in Q1 and stacks on top of a 1.7% increase from the same period last year.

Even though weather was not perfect, our business was steady with May, June and July, all three months above plan with comps up in the 2% to 3% range. The broad category strength and improving store execution as strategized in our SPP is working and is a noticeable change in our model in the last 12 to 24 months. It has led to improved top-line consistency.

Adjusted income from continuing operations for the second quarter of fiscal 2015 was $20.4 million or $0.40 per diluted share, which compares to our guidance range of $0.31 to $0.35 per diluted share. This result represents a 29% increase over last year's income from continuing operations of $0.31. Our gross margin rate for the quarter was 39.3%, flat with LY and consistent with our guidance.

Total expense dollars, excluding the nonrecurring legal charge, were $441 million and the adjusted expense rate of 36.4% was down 50 basis points compared to last year. Interest expense was $1 million compared to $0.5 million last year and this year's adjusted effective income tax rate was 36.8% compared to 37.3% a year ago.

Moving onto the balance sheet, inventory ended the second quarter of fiscal 2015 at $821 million, up 2.7% compared to $799 million last year. Inventory on a per store basis was up approximately 5% driven by the timing of receipts, partially offset by a lower store count year-over-year. We are comfortable with the quality and content of our inventory with the increase over last year, which is directly related to sales opportunities in Food and Consumables, as well as outsized growth expected in the second half of the year in Furniture and Home. Again, to be clear, the increase is timing-related, and we fully expect to exit fiscal 2015 with inventory per store essentially flat, thus driving our expected inventory turnover increase as planned.

During the second quarter, we opened six new stores and closed three, leaving us with 1,464 stores and total selling square footage of $32.1 million.

Capital expenditures for the second quarter of 2015 were $37.3 million compared to $22.6 million last year and depreciation expense was $31.0 million, a $1.5 million increase to last year. The increase in CapEx for Q2 was planned and directly related to our SPP investments in our store register refresh program and our e-commerce initiative.

During the second quarter, we exhausted the 2015 share repurchase program by investing $165 million to purchase 3.6 million shares. On a year-to-date basis, we have now invested $200 million to repurchase 4.4 million shares.

As announced in a separate press release earlier today, on August 27, 2015, our Board of Directors declared a quarterly cash dividend of $0.19 per common share. This dividend payment of approximately $9.5 million is payable on September 25, 2015 to shareholders of record as of the close of business on September 11, 2015.

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

The combination of share repurchase activity and our quarterly dividend payments represent approximately $220 million returned to shareholders during the first half of fiscal 2015.

We ended the second quarter with $57 million of cash and cash equivalents and $223 million of borrowings under our credit facility. This compares to $62 million of cash and cash equivalents and $57 million of borrowings under our credit facility last year. Our use of cash generated by continuing operations was focused on returning cash to shareholders through both dividends and share repurchases.

To simplify, our increased debt year-over-year is directly attributed to the timing of our share repurchase efforts. We completed last year's repurchases in the second half of 2014 and this year's program in the first six months of fiscal 2015. We expect to end fiscal 2015 on plan debt around about $125 million.

Now turning to forward guidance, for Q3, we expect results from continuing operations to be in the range of a loss of $0.04 a share to income of $0.01 per diluted share. This compares to a loss from continuing operations of $0.06 per share in the third quarter of fiscal 2014. Our guidance is based on a comparable store sales increase in the 2% to 3% range. The gross margin rate for the third quarter is expected to be flat compared to last year and expenses as a percent of sales are expected to be lower than last year.

For Q4, we are forecasting income from continuing operations to be in the range of $1.95 to $2.00 per diluted share, an increase of 11% to 14% compared to last year's income from continuing operations of $1.76 per diluted share. This guidance is based on a comparable store sales increase in the 1% to 2% range. The gross margin rate for the fourth quarter is expected to be flat and expenses as a percent of sales are expected to be lower than last year.

In terms of our outlook for the full year, we have increased our estimate for adjusted income from continuing operations to be in the range of $2.90 to $3.00 per diluted share, compared to our prior guidance of $2.80 to $2.90 per diluted share. The change is reflective of recent Q2 results and estimates noted a moment ago for the balance of the year. This level of earnings would represent an 18% to 22% increase in EPS compared to $2.46 per diluted share in fiscal 2014. The annual guidance is based on a comparable store sales increase in the low single digits, and we estimate this financial performance will result in cash flow of approximately $175 million.

So with that, I'll turn it back over to David.

David Campisi - Big Lots, Inc. - President & CEO

Thanks, TJ. Before we open the lines for questions, I want to share a few thoughts in closing. Q2 was an important quarter for BIG. We delivered on our financial commitments once again despite macro forces outside of our control. And as TJ just mentioned, we've raised our guidance, our expectations for 2015, which is setting up to be another great year. The team here in Columbus and all of our associates across the country are gearing up and preparing for the holidays, which are quickly approaching. We believe our strategies this year will be even more compelling and successful than ever with product assortments Jennifer will love, marketing that is on point and engaging and in-store shopping experiences that are enjoyable and festive.

At this point in the year, the holidays come down to one thing, execution, which is all about our people. We are one team with one goal, and we have worked very hard to create an environment at BIG that attracts, engages and develops the best and brightest talent in the industry.

Over the summer, we completed our annual survey of associates to measure our progress and there are new ways to improve our Company and our culture. I want to thank our associates for participating. This year's response rate was the highest in our Company's history and well above retail norms. I also want to thank them for their candor and transparency. Based on their feedback, we have made tremendous progress, but I believe we are at "the beginning of the beginning".

Our leadership team is building our corporate culture to someday make Big Lots an employer of choice. I also want to recognize our team for their tremendous support of the Big Lots Foundation. Earlier this year, we launched the foundation with the goal of strengthening the Company's philanthropic initiatives and supporting its commitment to making a difference in the communities where we operate. To date, we have raised

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

funds well beyond our one-year expectations thanks to many generous contributions. We also recently hosted a highly successful multi-day event with our supplier partners who never cease to amaze me with their generosity.

And finally, as announced in a separate press release earlier today, we've promoted three executives and realigned responsibilities all with a singular focus of supporting the Company's long-term strategy and enhancing shareholder value. Lisa Bachmann was promoted to Executive Vice President, Chief Merchandising and Operating Officer with primary responsibility for Merchandising, Planning and Allocation and Global Sourcing. Additionally, Lisa will maintain responsibility for Information Technology, which is tightly integrated with Merchandising, particularly as we continue to develop and launch our e-commerce platform.

Mike Schlonsky was promoted to Executive Vice President, Human Resources and Store Operations with responsibility for all associates, and in this new role, all aspects of operations in our 1,460 stores coast-to-coast. And TJ was promoted to Executive Vice President, Chief Administrative Officer and Chief Financial Officer with expanded responsibility now including our distribution centers and global logistics operations.

Throughout my career, I've always believed it is most advantageous to make changes when in a position of strength. We have achieved a great deal over the last two plus years, including six consecutive quarters of comp store sales growth and projecting seven and eight quarters in the fall. We have delivered on all of our financial commitments and we are forecasting further growth in the fall from an operating profit perspective.

The changes announced today are not a reflection of underperformance, but rather an opportunity to push forward, move swiftly and drive strategy, to raise our game and make our mark. Next week, we are going to build on this opportunity and break new ground again with an expanded team meeting here in Columbus. It will include our Regional Team Leaders, our District Team Leaders, field associates in Asset Protection and HR, all associates from the General Office, and leaders from our five distribution centers across the country.

The focus of the meetings is to make our mark in our stores and make them the place Jennifer wants to go. It is clearly not business as usual here at Big Lots and I appreciate the entire organization's passion and engagement. And with that, I'll turn the call back over to Andy.

Andy Regrut - Big Lots, Inc. - VP, IR

Thanks, David. Chris, we would now like to open the lines for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Anthony Chukumba, BB&T Capital Markets.

Anthony Chukumba - BB&T Capital Markets - Analyst

Thanks for taking my question and congrats on another strong quarter. Just wanted to see if we could get just a little bit of additional color in terms of the puts and takes on gross margin, as well as the SG&A expense ratio. Thanks.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

I think first off from an inventory standpoint and gross margin standpoint, as we mentioned, gross margin was right on our mark for the quarter. We continue to see real strong and predictable performance from the merchants in terms of understanding what IMU looks like. We continue to take markdowns where it's appropriate and to stay on our seasonal glide paths. As evidence of that, our seasonal inventory was actually down high single digits compared to last year and that includes Lawn and Garden and Summer, as well as summer toys.

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

So I feel very good about how we addressed our inventory levels from a Seasonal standpoint, making sure that our ownership is clean coming out of second quarter going into third. So there was some strength in IMU and clearly being very current on our markdowns was very important during the quarter, and I think the teams executed that very well.

From an SG&A standpoint, Anthony, we had talked on the last call about first quarter investing ahead of the benefit. Some of those investments did carry into the second quarter, but I think the more impressive part of the leverage opportunity in the second quarter really was the performance of our Store Operations crew. They have a tremendous amount of activity going on right now from a training perspective, roles and responsibilities, backroom organization and productivity, and we are about to roll out Furniture sales training in our stores.

So for that organization to be able to provide leverage in the second quarter with all of that going on and driving a 2.8% comp on top of last year was truly very, very strong performance. And from our perspective, when you think about where did the outperformance to guidance come from, clearly, it came from expenses in the business and Store Operations was a major focus there.

I do want to remind everybody we are also rolling out labor scheduling in our stores, which is new for us from a technology standpoint. So the outperformance in the stores in second quarter was really about them grasping and really rallying behind all the Store Revolution efforts.

I want to be clear, just because we are rolling out labor scheduling, we are not getting to these results by cutting hours. We are getting there by producing a more efficient schedule and a more productive schedule and trying to have people working in the right hours when the traffic is in the stores. So very encouraged by that result.

But really, Anthony, it's broader than that. It's across all of the business. From the executive team all the way through the operation, we understand that top line is the most important thing that we can do at this point and be consistent and we understand the success factor that we need in order to drive bottom-line improvement has to be to keep the leverage point low. We are totally aligned, "one team one goal", on keeping the leverage point low.

Anthony Chukumba - BB&T Capital Markets - Analyst

That's --.

Operator

Brad Thomas, KeyBanc Capital Markets.

Brad Thomas - KeyBanc Capital Markets - Analyst

Thank you and good morning and let me add my congratulations as well on another great quarter here. I wanted to just ask a question about some of the changes in responsibilities. And TJ, congratulations on the new promotion. But specifically, David, with respect to merchandising, maybe could you tell us if there are any specific changes that you are hoping that Lisa makes as she takes on more responsibility in merchandising and any other changes below Lisa that might need to be made because obviously it's been a big area of investment for you since you joined the Company?

David Campisi - Big Lots, Inc. - President & CEO

Sure, Brad. Thanks. No, it's an exciting time for the Company and obviously, the three executives are thrilled with the opportunity to step up and take on bigger, broader responsibilities. But specifically as to Lisa, as you well know, she has been with the Company I think 12 or 13 years, something like that and she's been running -- she built out the planning and allocation and replenishment systems in this Company and has had a broad range of responsibility, including stores and DCs.

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

I saw it as an opportunity to move us to the next level. We've done a lot of blocking and tackling over the last two years and a lot of investment in disciplines and processes for our merchants and planning team to improve on how we buy and how we get product to Jennifer quicker. But the whole idea here is to take it to the next level of a strategic approach over the next five years to merchandising, big ideas and product assortments that are next to none.

And where Lisa comes in from the standpoint of clearly understanding that, she gets it and more importantly, over the last two plus years as I've worked closely with her side-by-side, we are very much aligned and as many of you know, when you have a Chief Merchant that's the CEO of a company, it can be very challenging for folks to manage somebody who has a very strong point of view. And in this situation, we are just going to be able to take it to the next level, and Lisa is going to be the key driver of that.

Her team is very excited underneath her to answer that question. We have a very strong team of general merchandise managers, as I mentioned earlier. Trey in Food and Consumables, Martha in Furniture and Home and Michelle in Accessories and Lawn and Garden and Seasonal. All three of them are pros, and this just allows us to really sharpen the saw and take it to the next level.

And again, in Global Sourcing, we have a strong team there and Lisa, TJ, and I were over in Asia last month and spent a week over in Shanghai and learned that we've made tremendous progress. So again, as I said in my prepared remarks, it's always advantageous to make changes that can take the Company to the next level when you are in a position of strength and we've got momentum, we've got strength, we've got a powerful team in place and this is just another way to take it to the next level.

Brad Thomas - KeyBanc Capital Markets - Analyst

Absolutely. Well, thank you so much, David.

Operator

Patrick McKeever, MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Just on the third quarter, there is a shift in Halloween, right, with it moving from the third quarter of last year to the fourth quarter of this year. So just wondering what you are expecting there, and I'm assuming that's embedded in the 2% to 3% guidance, comp guidance for the quarter. And then also just wondering if you could give us some just big picture thoughts on the positioning of the fall and harvest merchandise assortment given the fact that that's been -- I know it's not a huge business, but it's been a bit tougher I think over the past few years. And I did notice that the stores appear to be set earlier this year with that merchandise.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

I'll start and then ask David to chime in. From a numbers standpoint, Halloween actually falls within our third quarter. It's different by a day in terms of where it falls. It falls on a Saturday versus Friday last year, I believe. So no great shakes for the quarter. There is a shift of Labor Day being a week later than last year, but obviously all within the quarter.

So when we think about and talk about third quarter and setting guidance, obviously we are looking at a number of different factors, but the most important one is what were our results in second quarter, what were our trends coming out of July and what were the results of the business really in the first three weeks of August. And all of those pointed to the range of 2% to 3%. So I think we feel very good about how the business is positioned, not just from an inventory standpoint, but from a trend standpoint as we head into the bulk of the quarter. And I will defer to David on the merchandising pieces of that.

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

David Campisi - Big Lots, Inc. - President & CEO

Yes, Patrick, I would tell you that the exciting part -- and as always, I am pleased to hear that you are in the stores seeing what we are doing, by the way -- deliveries were similar to last year, but the difference is it is candidly QBFV and the quality in there and the tastefulness of the assortments and the reduction in some categories like Floral and increases in other more novelty items are actually early indications that both Harvest and Halloween on a comp store basis have been positive, and sellthroughs have improved significantly over last year.

And lastly, I would add to that, there's a couple of what I call novelty items where the price point, the guys had the courage to step up and increase the price point significantly over last year and Jennifer is voting, and we're actually probably going to sell out of that product probably 30 days prior to when we originally planned. So excited about the content, the improved taste level and the sellthroughs are improved significantly.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Yes, I think, Patrick, one thing that might be registering with you that makes it feel like it's new and different and/or earlier than last year is the presentation in stores, which has been greatly enhanced. So Andy and Rebecca and the Marketing team, along with our merchants and Michelle and Steve, the presentation of that product is much different, a little more bold and as David said, the quality of brand, fashion, and value is elevated. The customer is responding.

You are correct to pick up on that though, because again, this is a difference in the new Big Lots to prior years. Halloween and Harvest have been a little more inconsistent as to what -- how the customer voted. Early indications are positive this year and she's recognizing the changes we've made.

Patrick McKeever - MKM Partners - Analyst

Very good. Thanks, guys.

Operator

Peter Keith, Piper Jaffray.

Peter Keith - Piper Jaffray - Analyst

Thank you and congratulations on the nice results. David, I was curious, now that you are halfway through your three year planning process, how you feel about the progress to date and then the opportunity still to come. And I guess maybe more specifically, how do you feel about that goal of getting to a 6% retail operating margin? Understand there's some pressure from e-commerce, but just curious on that bigger picture goal? Thank you.

David Campisi - Big Lots, Inc. - President & CEO

Let me start for the first part, Peter, and thank you for the good question. We certainly are razor-focused on ensuring we hit the road to 6%. But to your earlier question on the SPP and how do I feel about being halfway in it, I feel very good. The team embraced this and as I've said consistently, the amount of change that's been implemented and asked for by the organization is probably next to none. It's been that big of a deal. It's been so well received and obviously, the results with six consecutive quarters of positive comps shows that the strategy is working. And as we said in the prepared remarks, we are confident to tell you that we believe that that quarterly comp performance will continue in 3 and 4.

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

So we are very pleased where we are at, but I would tell you that I know I drive you guys crazy by saying we're at "the beginning of the beginning", but we are, and we always will be and again, the reason for that is, when you have an SPP, execution is the key to the entire success. Without keeping the organization focused on sharpening the saw -- and by the way, we look at it, we set the plan at a three-year, but that doesn't mean we don't move up for the next year and the year after. We are already looking at 2017 and 2018 right now and it's a living working strategy that never changes and evolves, but the key here is the people and the amount of passion and commitment they've had to executing this.

And candidly, you guys have covered retail for a long time, when you have positive comps consistently, it changes the dynamics of how people perform. But when you look through the businesses that we said we were going to win in, we are winning in, but the good news is we still have a lot of opportunity in front of us to improve not only assortments, but how we buy it, how we flow it, how we communicate it to Jennifer, and we think that there's lots in front of us, especially in 2016 with what we are doing today in the revolution and stores, will pay big dividends in 2016 and 2017.

But very pleased, Peter, where we are at and I think I'll let TJ give a little color on the 6%. As you know, he's a solid CFO, a guy who has a pencil in his hands all the time, and on a weekly basis, he is very focused on the executive team, and how we need to stay razor-focused and frugal on how we get to the 6%. So I'll turn it back over to TJ to give a little more color on that.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Thanks, David. Peter, I think about it this way, and I'm sure this is a question that others have as well. If you look at the guidance and start playing with the numbers that we gave you, I think you'll quickly get to, at the high end of our guidance, we are going to be around about 5% operating profit rate this year and that compares to 4.3% last year, so 70 basis points of improvement year-over-year at the high end of our guidance for third and fourth quarter. That's meaningful improvement on a low single digit comp.

What's left is 100 basis points from there or outperforming this year. Tall task. We believe we have a path to get there. A lot of things have to go right for us. We knew that when we started this and introduced it over a year ago. The things that have to go right -- sales have to be towards the higher end of the range that we gave you and that was a 2% to 3% comp for 2016, so start there. Sales need to be towards the higher end of the range.

Additionally, the initiatives that I talked about in that meeting a year ago from an operating efficiency standpoint where we have to save money, and it has to be transparent to Jennifer that we are saving money. We would not want to impede the shopping experience or the great progress that they are making in the Store Revolution whatsoever by saving costs or cutting costs.

So the things that we talked about back in that meeting, Peter, you will recall were things like our protection initiatives in stores. Those are proceeding as planned. The asset protection team has done a great job working with our store partners and our IT group in terms of rolling out EAS. That is now complete. We have EAS capabilities in all stores.

We have other initiatives around store-level markdowns, returns, etc. We have technology today that we've never had before and many probably don't have even today, so I feel very good about the progress and where we sit. The results are ahead of us, and we don't have a crystal ball, but we know that they are going to add value to the bottom line.

I think secondarily we talked about the Store Revolution and the investments we are making this year. 2016 and 2017, as David said, are the, I will say, the harvest periods from a leverage standpoint. The training will be done, particularly Furniture sales training, as well as backroom training and the labor scheduling piece, putting the people in the right time of day and days of week to drive not only sales, but a more efficient schedule, so that I feel very good about and is well underway.

From an inventory standpoint, as David mentioned, we have three very strong GMMs. Everybody is focused on delivering results to their inventory plan and inventory turnover, looking forward, will be one of the key drivers of leverage. We know that, the teams know that. It's not just a cash flow metric. It's going to make us more efficient in DCs and in stores.

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

And there's a number of other I'll say singles and doubles that do not drive as many dollars, but support the culture that we are trying to enhance around leverage point has to be low. We can't sacrifice the customer experience in order to get there, so a little bit of color for you on what we are talking about and thinking and David is right, we talk about it as an executive team if not every week, every other week, on are we on the path to get there this quarter, this season, next year. Very much a focus.

When we get to the end next year and assume that we get to our goal, 170 basis points of leverage in a two-year period on a $5 billion business is a monumental task. It's going to take a monumental effort and it's something we are 100% focused on. So, hopefully that helps everybody on the call think about how we are thinking.

The last thing I would say in this regard, and again, hopefully I'm addressing some of the questions yet to come, for us, and I'll speak from my perspective having been here almost 15 years now, the exciting part about where we are as a business and as a team is we did the hard work early and we set a strategy. The strategy is working, which allows the leadership team to be more focused on the future and not on whether we are -- what sales were yesterday or what they are going to be tomorrow or how are things looking for the quarter. We are confident in the direction we are going, the strategy is working, and we're thinking much further out than August or September.

Peter Keith - Piper Jaffray - Analyst

Okay. That's terrific color. Thank you very much and good luck with the rest of the year.

Operator

Paul Trussell, Deutsche Bank.

Paul Trussell - Deutsche Bank - Analyst

Good morning, guys. Great results. Just a few quick questions. Could you touch on overall traffic metrics and in the extent that you are able to gauge new customers to your stores year-to-date? Also, specific to Food, is there any color you could provide regarding what percent of the transactions have Food particularly from the coolers in the basket? And then lastly, I think there is a perception that -- or at least by some, that your Furniture and Home comps are really being entirely driven by Easy Leasing. Perhaps you could just give us a little bit of color on what you are seeing from a transaction standpoint by those that aren't utilizing Easy Leasing versus what contribution you are getting from that particular initiative. Thank you.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Well, I think I wrote down three things there. So let me try to start and David can certainly chime in. From a traffic standpoint, I would just remind everybody that with completing the EAS rollout, we now have traffic by store. We don't necessarily have traffic by store for last year, so we are really looking at it week to week, month to month and developing an understanding of where the opportunities might be, and as we look forward, how we might use that information to work with our stores and make sure that we are comfortable and happy with how we are converting customers to transactions and basket.

Transactions have been a challenge; we know that. Candidly, from our perspective, we believe -- we do not believe we need positive transactions in the back half of the year to deliver our guidance. I think that's real important for everyone to understand. From our perspective, it's broader than a single metric and what I mean by that is, and David can expand on this, our business is changing, we know that. Our mix is changing. The amount of footage that we've allocated to certain categories has changed and will continue to change in the future.

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

That does produce a different level of basket, which is a positive and can potentially impact transactions, which might work against that basket. But when we come up to 30,000 feet, and we talk to our customer, she likes what we are doing. We've enhanced the consistency, and she's rewarding us for that. We have enhanced the quality of our product, and she's rewarding us for that.

And some of the key winnable, ownable categories where we think we can clearly differentiate our strategy to the competition, she's recognizing that. So we feel very confident about our ability to drive comps into the future. Anything you want to add?

David Campisi - Big Lots, Inc. - President & CEO

On that piece, I was going to wait until we got to the third question, which was Furniture and the Home comps versus Easy Leasing. I think his second question was on Food and fFod percent transactions in the basket. I don't have that number in front of me, TJ; I don't know if you do either.

But if we move past that because, Paul, I don't know -- I certainly think that we do measure that number on what percent of -- measure what's in the basket, but I don't have it in front of me, so maybe that's something that Andy can take off-line with you later.

But your third question, and I think TJ has probably got the numbers on what percent of Furniture sales are being driven by the Easy Leasing program, but it certainly isn't the entire comp, that's for sure. So you might want to take that and then I'll talk to him a little bit about content and strategy in those Home areas and in Furniture.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Yes, I think, Paul, let me just circle back on Food. The amount of transactions that have the cooler and freezer product in it, if I put a range around it, it's low single digits. It might creep up in the mid-single digits. I think the efforts around putting coolers and freezers into our stores were executed very well. Our customer is responding. We are now able to put it in our advertising, which is clearly a positive.

And maybe the best data point that we have to share is, in recent weeks, Trey and his team have been very focused on kind of breaking down that business and working with our supplier partners and in some of those key markets where we are now in year two, we are seeing positive comps in that program. So markets that were early like California and Florida, as an example, we are seeing positive comps on top of positive comps. So that is very important to understand. That's probably the key -- biggest key metric that we look at when we think about Food and Consumables and particularly the coolers.

The Furniture piece in Easy Leasing, I think at a real high level, Easy Leasing is roughly low double-digits to mid-teens, so in that 13%, 14%, 15% range of our Furniture business, full stop, which means the other 85% plus of the business obviously has to be performing quite well also. It's all about quality, brand, fashion, value, how that product -- how we differentiate to our competitors, which I know David loves to help people understand.

And then the last piece, on the Home product, Paul, it is a very small piece of our business, very small piece of our business today that is Home-related product in Easy Leasing. When I say very small, I'm talking about low single digits, maybe. It's still very new for us in offering Soft Home in particular on Easy Leasing. It is absolutely not what is driving comps in Home.

Martha, Kevin, Joe, the whole team over there in Soft Home has done an excellent job improving the quality of our product, the fashion of the product, and they are creating it themselves with their vendor partners and not relying on closeouts. So I hope that is clear to everybody. It is a portion of the growth in Furniture and it is a much, much smaller portion of the growth in Home, but an opportunity.

David Campisi - Big Lots, Inc. - President & CEO

So let me just finish with that, Paul. When you think about the Home area, as I talked to you guys two plus years ago, and the taste level in there, and I said on a call, don't buy ugly. Well, we don't buy ugly anymore, and the guys have done an incredible job of positioning us in those businesses

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

and not only just in the Fashion Bedding has Joe done a great job, but the Utility side of the business and the Towel side, the textile side of the business. Across the board, Kevin and the buying team, along with Martha's direction, have just improved the taste level and the value proposition, and she responded to it big time. Typically, on a daily basis, you are seeing double-digit increases.

So again, in my 35 plus years in retail, I don't care what your credit card program is, if you don't have the right content, nothing else matters. So from a content point of view, we have fixed that business and we will continue -- we are not perfect and that's the good news about my team is they know that complacency is not something in our DNA.

But, I'm going to take on the Furniture piece with you as well too because this is a powerful team, and we have a new hire in there that just joined us, Robert, as a divisional merchandise manager in there. But more importantly, we have four seasoned buyers that know what the hell they are doing and what they needed from us along with the Allocation team in there is a commitment from the senior management team to give them what they needed to drive the business whether that was the receipts behind it, or the marketing behind it, or the distribution of the product and how quickly we could get it to the stores. And then, of course, the execution on Nick's team to make it happen.

But, I would say one of the biggest changes in there is how we have orchestrated what I call top to top meetings with the big guns. So when you think about it, every quarter, the CEO of Serta has been in my office, and we have a strategy, a three-year strategy in front of us to double down on that business, and we currently are working closely with the CEO of Ashley, as well as United, which is under the Simmons brand. These are huge companies that strategically we never sat down and hammered out strategies together as partners on how do we get there. They are investing heavily in Big Lots. They believe in us. They know where the opportunity is. They get the buy it today, pick it up, take it home today strategy.

So, the comps that are coming out of there are not just driven by -- and I love the guys at Progressive, so don't get me wrong, but this is about content and us supporting the business and figuring out how to get that inventory into the stores. And again, as we navigate and figure out in the back half of 2016 or whenever it lands to be, this area is going to be the biggest growth area in the Company from a buy online, pick up in store strategy. We think we are going to get a lot of incremental volume in the next three years because of that.

Paul Trussell - Deutsche Bank - Analyst

Thank you for the color.

Operator

Meredith Adler, Barclays.

Meredith Adler - Barclays Capital - Analyst

Congratulations. So I guess a lot of really good questions have been asked. And I have two -- one is perhaps more just a housekeeping question, but you did take this unusual charge and I would appreciate if you could say just a little bit about what that is.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Sure, Meredith. When we have certain legal activity or claims, this one happens to be merchandise-related, so product that was sold in our stores a handful of years ago where it was less-than-perfect, or there were some claims or settlements around a design defect in some of the original manufacturer's work on the product. We've been working with our insurance companies back and forth for I'll say a number of quarters to try to resolve the issue. So we clearly view it as one-time in nature and it relates to prior years.

When we have charges like that, we tend to carve them out for you and non-GAAP them, so to speak, because what we really want you to understand is what's going on in the current operations of the business so that you can have a good way of judging are we on task or on track or not. So this

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

is one-time in nature. It relates to a product liability design from years ago on a product where there were some defective parts to it, and we thought it was appropriate to carve out in a separate item.

Meredith Adler - Barclays Capital - Analyst

That makes perfect sense. And then I would like to talk about maybe a topic that hasn't come up yet. It's obvious that the quality of merchandise has gone up dramatically and the customer is responding. I'm just wondering when you survey your customers, how do they think about value and price? Does the quality rank the most important thing when they think about value, or how are they thinking about your prices versus competitors?

David Campisi - Big Lots, Inc. - President & CEO

Thanks for recognizing the improvement in the quality and again, remember that QBFV, there's the quality, brand, fashion and the last word is value. And not to beat a dead horse, but there's the famous saying out there of price is what you pay, value is what you get. And in the surveys that we've done, she is more focused on value for her money than she is on what the price is. And the old model of compare to or the high/low thing, she's a much savvier shopper in what she tells us and candidly, we still have a lot of work to do to dig deeper into talking to her. We do spend a lot of time in Andy's world and Marketing speaking to Jennifer and doing surveys, but she gives us a lot more credit for value.

Candidly, we still have to win back the Jennifers who walked away from us for quality, but the current Jennifer that we have, she's thrilled with the quality and the value versus the price because she wants to be able to know that she can come in and buy things whether it's in those four or five key businesses we talk about all the time. And again, I don't want to beat a dead horse, but certainly price is important. She wants to understand the value she's getting for her money and when you put quality product on the table in front of her and it's a good-looking product and you have a great value, she gives you huge credit for it.

Meredith Adler - Barclays Capital - Analyst

And then maybe a corollary to that is about the Consumables part of the store, which --food in Consumables where items are a little bit more commodity-like. I traveled with you recently and I think you guys said that you were able to buy that product very well, as well as some very big discount retailers. And I was just wondering if you could talk a little bit more about -- because I get pushback on that -- how do you accomplish that? What is -- is it because of the closeouts that you are still doing or something else?

David Campisi - Big Lots, Inc. - President & CEO

No, it's totally the closeout piece. So if you really look -- and again, we've talked very transparently about this. The closeouts in Food and Consumables can fluctuate anywhere from 40% to 50% to 60% depending on the quarter or the month, the time of the year, but we have tremendous relationships with the big food companies. I can't get into the details of how our food truck works, but we buy a lot of closeouts in there in canned goods, salty snacks, cereal, and our pricing is better than the bulk of the discounter on that product.

Now when you come into the NVO part of Food and Consumables more so probably in Food is we are not going to be as competitive as the big guys you are referring to because we don't buy it as big, but it is a convenience play and it's working, but we are not going to be priced below. We might be at in some cases or slightly above and that is how we've designed that business and she has responded very well.

When you think about in Consumables -- and Consumables kind of a complicated area candidly when you look at it because you've got everything in there from Storage, to Pet, to HBC, so it's a lot of moving parts, Paper and Chemicals. So when we make big buys with a P&G, as an example, you know the brand portfolio, and our pricing on those categories, is without a doubt, lower than the big guys because it just is the nature of how you buy it. But on a day in and day out business, again in the Never Out program, Meredith, we are not going to be below. We will be at or slightly above.

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

Meredith Adler - Barclays Capital - Analyst

Okay, great. Thank you. That was very helpful.

Operator

(Operator Instructions) David Mann, Johnson Rice.

David Mann - Johnson Rice - Analyst

Thank you, good morning. Congratulations on the quarter and, Tim, to you on the promotion. Just a couple of quick things. You talked about obviously having a solid quarter, even despite some of the weather issues that you saw out there that others probably have talked about as well. So I'm curious, any sense on how much weather hurt you? Was there any variance by region that could help you quantify that, let's say perhaps in Texas where the weather was pretty rainy?

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

David, I'm not sure we can put a pencil to lost sales, so to speak, for weather. I'm sure the group in Planning and Allocation on Lisa's team would have a pretty good point of view. I think from our perspective the way we think about it is it limited our upside to the quarter. Having said that, Lawn and Garden and Summer both comped up low single digits during the second quarter, so there was opportunity missed there.

In performance by region, we monitor it actually closer than that. We actually price and glide product by store in terms of understanding their inventory levels and their sellthrough rates. That's not unusual for us. So I don't know that we saw the same level of disparity, for instance, in Texas, which I know some people have talked about for different reasons than weather. I don't know we saw that level of disparity in our business.

I think where we might have saw some variance by region would be more attributable to rollout of initiatives, so to speak. So those stores that are in their first year of coolers and freezers, or those stores that in the quarter were still in their first year of Furniture financing, as an example. That's a bigger driver of disparity in performance by store than probably trying to pick out the weather.

But I think at a real high level, the strength in those big winnable, ownable categories and the consistency of them allows us to absorb a little bit better when weather conditions aren't perfect. So I think that's -- you know this from following the Company for a very long time -- when we have 80% or 85% of our business working and 10% or 15% comping down for more strategic reasons than if they are working or not, that's when we are at our best.

David Mann - Johnson Rice - Analyst

Thank you. Good luck in the back half.

Operator

Jeff Stein, Northcoast Research.

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

Jeff Stein - Northcoast Research - Analyst

Again, congrats. Just to follow up to David's question, I've covered the Company a long time and I've seen spring seasons like this where Seasonal just went off the rails totally, and it just seems that your execution really has improved in Seasonal, and I'm wondering are you running the business any differently now than you did several years ago?

For example, my observations just in the few stores that I checked on a weekly basis seem to indicate that you were out of spring/summer earlier this year than you were last year. So did you accelerate markdowns? How were your margins in the Seasonal category compared to a year ago? And maybe you could just talk about any changes you've made in the way you execute the Seasonal programs.

David Campisi - Big Lots, Inc. - President & CEO

That's a good question. I would tell you two things. One is, you're right and you and I have talked about this and obviously TJ for the last couple of years about the prior strategy in here was like an all or nothing. So our advertising strategy would be the entire print ad would be all in Lawn and Garden, and I remember that like it was yesterday because I got here right in front of a Memorial Day weekend and the entire ad was outdoor and we had horrible weather, tons of rain.

So I introduced what I call weatherproofing your marketing strategy. So that is one significant change in how we manage the total Company is we don't go all or nothing and that's where TJ is talking about how -- let's be candid. There's no question that everybody in the country had difficult outdoor furniture -- outdoor living categories were tough during May and June because of that and I'm sure, like he said, our planning department has that number to quantify it. But more importantly it's how you manage the mix of your business. And because of the razor- focus we have on categories like Home and Furniture, we were able to offset those negative sales drops, but at the same time how we flow that product early in the warm markets continued to comp positive while the markets that were having the unseasonable cold or wet weather comped negative.

But the strategy as far as questioning accelerating spring markdowns, there is no question that when you have the momentum we have and the positive comps, we were able to take some markdowns that we had planned to take in August we took them in July on some of the outdoor living categories, but nothing significant enough to have a major impact on the margin. As you can see, the total margin rate was not impacted.

So really from a strategy point of view, to be honest with you, one of the biggest things that's happening in there and will continue to happen is Edit to Amplify. As good as we are at Seasonal, we still over-assort and Randy and Steve and Michelle have done a great job of being open to listen and working hard with our partners in Asia to reduce the number of vendors and buy deeper and be in stock on the most wanted categories.

And quite honestly, Jeff, when we were over there in Asia last month and spent time with the largest gazebo manufacturer in the U.S. who does business with every major retailer in the U.S., we have a 14% share in that business and even with difficult weather, people are buying those because it can actually allow them to be outside even in the rain. It might sound crazy, but that business comped positive during that time period. It's more the other Lawn and Garden areas that people don't get out and use.

So again, it's a very focused, well-balanced mix of product that makes a lot of sense and then again a healthy Food and Consumables, Home and Furniture business helps us offset that. And if you look at our ads of years past, and I know you know this, we don't just put that on the cover. So we may have Food and Consumables or Food on the cover, along with Furniture and Patio. That's the strategy. It is to not be one-dimensional and it's working.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

I think just one last comment to put a bow on it. Again, I'll remind -- Lawn and Garden and Summer both comped positive and actually for the spring season and the second quarter, their margin performance was actually better than last year. So I think that speaks to our ability, enhanced ability, of all the GMMs and buyers and how they are managing their inventory levels and giving us the confidence, as David said, if we want to take a mark early on a certain classification or a product, we can do it and do it well within our plans and within our budget. So a much, much improved process for us and clearly the stores and the customer benefit.

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

Jeff Stein - Northcoast Research - Analyst

Great. Thanks.

Operator

Matthew Boss, JPMorgan.

Matthew Boss - JPMorgan Chase - Analyst

Congrats on a nice quarter, guys. So on the fourth quarter guidance, can you just talk about the drivers of the implied 3% expense dollar decline for the fourth quarter specifically and then just your level of confidence holding gross margins flat against the 200 basis points expansion last year?

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Let me just -- again, I know we are running long on the call, but these are all good questions. I'll talk about three key metrics and guidance, not just the two you asked about. From a sales perspective, a 1% to 2% comp, we expect the trends from second and third quarter to continue into fourth quarter with the exception of two key things. First off, last year's fourth quarter comp was our highest comp performance of the year, at a 2.9%, so we are up against that.

Second and probably more important is acknowledging the fact that we believe it's going to be a very competitive holiday season and we will not be online selling product. That was the plan; nothing has changed there. But what we don't know from an external standpoint is what that environment is going to look like online, and since we won't be participating, we think it's appropriate to plan the business with that in mind.

Second, on the margin piece, I am comfortable with margins flat year-over-year in the fourth quarter regardless of the significant increase in the prior year. I would just remind everyone that the significant increase in margin rate in Q4 of 2014 came off of the beginning of Edit to Amplify, which was a significant margin decrease in the fourth quarter of 2013. So it was somewhat of an easy compare last year. We delivered on it, and now we think that's a reasonable margin rate for the fourth quarter of fiscal 2015. So I am very comfortable there as well.

From an expense standpoint, Matt, there were a couple unusual items in the fourth quarter last year and we detailed those out. Obviously, we get to go up against those, but the bigger picture and the bigger driver is what I mentioned a little while ago when Peter asked the question on the long-term model. We are seeing very good performance in our stores group as they will complete the Store Revolution activity in third quarter and they will be fully ramped up and eager to perform in fourth quarter with Labor Scheduling, Dock-to-Stock, Furniture Sales Training, Roles and Responsibilities all rolled out and understood. That's step one.

Step two, from a distribution and transportation standpoint, you may recall last year we rolled out new warehouse management systems to three of our distribution centers. Obviously, there was some rampup in some training that went along with that. That impacted our performance from an expense and productivity standpoint in the back half and in the fourth quarter of last year. Obviously, we are a year into it and we are much more productive.

From an advertising standpoint, we've been doing a lot of testing this year, and we think there's an opportunity to provide, albeit a smaller amount than stores in distribution, some opportunities to potentially leverage there. And then from an insurance standpoint, when we think about healthcare, when we think about our participant count, when we think about workers' comp and general liability, there's been a very major focus on the part of the stores team and the asset protection team as we think about claims and safety in our stores and distribution centers.

We actually talked about that back at the investor conference well over a year ago, so nothing has changed. This is us entering into the period in time in the strategic plan here. You saw it in the second quarter and we are guiding to it in third and fourth quarter, that our operating margin

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

dollars are growing, our operating margin rate is expanding and the leverage point will stay low. That's been the plan all along, and we see nothing in the results that tells us that we are off track in those regards. So we feel very good about the components going into the fall season.

Matthew Boss - JPMorgan Chase - Analyst

That's really helpful, thanks. Best of luck.

Operator

Joe Feldman, Telsey Advisory Group.

Joe Feldman - Telsey Advisory Group - Analyst

I guess two little -- you know what, for the sake of the call, it's been long, the one big question I did want to ask you is about e-commerce and if you could just provide us an update of where things stand. And I know the timing is to launch in the first quarter next year, but maybe just an update as to kind of where you are in terms of the systems, the rollout of it, maybe testing. Anything you can talk about related to that would be helpful.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

You know what, I'll start on process, Joe, and then David can certainly explain merchandising and everything else that we are trying to do and strategically. From a process standpoint, we have, gosh, I don't know 20, 30, 40, 50 people in the building working extremely hard, all disciplines in the business and Stew and Andy and Lisa are kind of leading that charge, and we've got a number of consultants externally who have been adding a lot of value to the process.

From a process standpoint, we are in the first cycle of testing in the site, and we are learning a lot about what we are doing really well and we are learning a lot about what we need to work on going forward and/or potentially change. There will be two more cycles of testing that come after this, and then we will have a much clearer picture on specifics of timing of when we will actually start to sell product online.

I think reminding everybody from a financial standpoint there's roughly a nickel drag in the EPS guidance for 2015 related to expenses for e-commerce and by the time we are done with going online, our forecasting guidance would include roughly $40 million of CapEx between last year and this year. So it's a significant investment for the business, very focused on it, excited about the opportunities. And from a process standpoint, we continue to walk down our timeline and we are making progress. From a testing standpoint, it's still early, but we are learning a lot about what our capabilities are and how we need to potentially adjust going forward.

David Campisi - Big Lots, Inc. - President & CEO

Yes, Joe, the only thing I would add to that, to what TJ said is we are early in the cycle one of testing and we've got a solid team in place and our folks in IT know what they are doing and we've got the external vendor community to candidly rely on for some of this to get it done on time. Certainly, as you said, sometime in the first quarter is still our goal barring any surprises from the standpoint of plan and buy. There's approximately 9000 SKUs that are being purchased and in most cases a product has already been -- the orders have been written, so we are preparing from a merchandising point of view. And obviously, the design work is really in its completed state as far as how the mobile and the desktop is going to look. So it's very exciting, but again we are still in the early -- I don't want to say "beginning of the beginning", but we are definitely still in the early stages. But we are very excited because we know what the potential is as we move through it and get this thing up and running.

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

Joe Feldman - Telsey Advisory Group - Analyst

Got it. Thanks for the update, guys. I'll pass it on to the next guy.

Operator

Anthony Chukumba, BB&T Capital Markets.

Anthony Chukumba - BB&T Capital Markets - Analyst

Thanks for taking my follow-up question. I know the meeting has run kind of long. I know, David, you touched on this a bit earlier, but I'd love to get just a little bit more color. Like you said, you've had the six straight quarters of positive comps, first time since 2006, 2007. Anyone going to your stores just sees that the merchandising is night and day from where it was before. So I guess given all that, I just found the timing of the departure of the old chief merchant a little bit unusual and was just wondering if I could get just a little bit more color on that. Thank you.

David Campisi - Big Lots, Inc. - President & CEO

Sure, Anthony and thanks for recognizing the improvements in the stores; I appreciate that callout. Listen, as I said earlier in the prepared remarks, these type of decisions aren't taken lightly and you certainly just don't wake up in the morning and make that decision early on. But candidly, there is never a good time in any type of high-level executive change in any business and as you guys know, in the space we are in, there's other big players out there, much bigger than us who are making lots of changes in the merchandising world.

This is truly really about strengthening our leadership team and taking the opportunity when you've done what I've been able to do with the team and get ourselves positioned and the team embracing. I always talk to the guys about what great leaders do and it's to me, it's a very simple -- my answer to you is going to be leaders relentlessly upgrade their team and they use every opportunity to evaluate and coach.

So I saw the opportunity to do this and rather than wait and then have to talk to you guys about it later, I felt like this was the time to make the change and let you know that Lisa and Mike and TJ are very solid senior executives and you should have all the confidence in them, as well as the trust in me that this type of a decision is never taken lightly. It's always well thought out and it's the right thing to do to move us forward.

And I think I used the word strategic and as we move forward now back to blocking and tackling and implementing structure and processes and disciplines is one thing, but being able to take the strategic thinking in where we are going to lead the Company from a merchandising point of view, Lisa and I are highly capable of doing that together with the support of TJ and the rest of the team.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Anthony, one last thing I would add, and I'm not just trying to kiss up to my boss because he is sitting here, but the teams take a tremendous amount of direction from David. They have and they will continue to. If I were to put you in front of all three of the general merchandise managers or any of the divisional merchandise managers, they will tell you that over the last 2.5 years, they've learned a tremendous amount from him. He set the strategy (inaudible) and those aspects of merchandising very early on before we had many of the merchants (inaudible). He's highly, highly responsible for the strategic direction of the merchandising that you are seeing the results of in the stores.

So I think that's really important for everybody to understand. David's not just the CEO. He's out there in stores and working with the merchant teams, maybe not as much as he would like, but they take a tremendous amount of direction from him and that's what you are seeing in the stores really resonate with the customer.

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AUGUST 28, 2015 / 12:00PM, BIG - Q2 2015 Big Lots Inc Earnings Call

Anthony Chukumba - BB&T Capital Markets - Analyst

Okay. That's very helpful. I'll let you guys get back to actually managing the business.

Andy Regrut - Big Lots, Inc. - VP, IR

Thank you, everyone. Chris, will you please close the call with replay instructions?

Operator

Thank you. You can access the replay by dialing toll-free USA and Canada 888-203-1112, and enter replay passcode 2289391 followed by the pound sign. International, 719-457-0820, and enter replay passcode 2289391 followed by the pound sign. Ladies and gentlemen, this concludes today's presentation. Thank you all for your participation. You may now disconnect.

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